DE 01-089

             PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

 Petition for Approval of Renegotiated Power Supply Arrangements
             with Whitefield Power and Light Company

                    Order Approving Financing

                    O R D E R   N O.  23,859

                        December 6, 2001

     APPEARANCES: Robert A. Bersak, Esq. for Public Service Company of New Hampshire; Robert L. Dewees, Jr., Esq and Michael
J. Blasik, Esq for Edison Mission Marketing & Trading; Robert Upton, II, Esq. for Town of Whitefield; Meredith Hatfield for the Governor's Office of Energy and Community Services; Jasen A. Stock for the N.H. Timberland Owners Association; Robert J. Berti for North Country Procurement; Michael W. Holmes, Esq. and Kenneth Traum for Office of the Consumer Advocate; and Donald M. Kreis, Esq. and Marcia A. B. Thunberg, Esq. for Staff of the New Hampshire Public Utilities Commission.

I.   INTRODUCTION

     A.   PROCEDURAL HISTORY

     Public Service Company of New Hampshire (PSNH) began this

proceeding on April 19, 2001 by filing with the New Hampshire

Public Utilities Commission (Commission) a petition seeking its approval of a renegotiated power purchase arrangement concerning

Whitefield Power and Light Company (Whitefield).  Whitefield

operates a 13.8 megawatt wood-fired cogeneration facility in

Whitefield, New Hampshire.

     Pursuant to the federal Public Utility Regulatory Policies

Act (PURPA) and the New Hampshire Limited Electrical Energy

Producers Act (LEEPA), the Commission on September 19, 1984

entered a Rate Order requiring PSNH to purchase energy and

capacity from Whitefield Power and Light.  See Whitefield Power &

Light Associates, 69 NH PUC 519 (Order No. 17,215 dated September

19, 1984).  As required by PURPA and LEEPA, the rates approved in

1984 were based on PSNH's projected long-term avoided costs.

During the course of this docket, parties and Staff agreed upon a

Stipulation of Settlement which contemplates the elimination of the original power purchase arrangement approved in Order No.

17,215.  The Commission approved this settlement per Order No.

23,840, dated November 9, 2001.  Under the settlement, Bretton

Woods Funding I, L.L.C. (Bretton Woods) would acquire the

existing Rate Order between Whitefield and PSNH for an agreed-

upon payment to Whitefield.  Bretton Woods, in turn, agreed to terminate the Rate Order with PSNH in exchange for an agreed-upon termination payment to Bretton Woods.

     Commission approval of PSNH's securitization of termination payments to Bretton Woods Funding I, L.L.C. (Bretton Woods) is

necessary to maximize savings anticipated by the settlement.  To this end, PSNH requested this Commission approve the proposed

Finance Order attached as DRM-1 to the pre-filed direct Testimony of David R. McHale.

     Commission Order No. 23,840, dated November 9, 2001,

relating to the underlying petition to renegotiate power purchase arrangements, already well documents the parties positions and specific procedural history.  The Commission, here, will restrict itself to the financing issues.  Additionally, earlier filings contemplated financing for renegotiated agreements with

Whitefield and Hemphill Power and Light Company (Hemphill).  In

correspondence filed November 16, 2001, PSNH requested the

Commission close the Hemphill docket, (Docket No. DE 01-091),

stating the transaction currently before the Commission would not be consummated in its present form.  The Commission will thus address financing for Whitefield only and has amended PSNH's proposed financing order accordingly.

     B.   REQUEST FOR FINANCING APPROVAL

     As stated in the testimony of Mr. McHale, the securitization by PSNH of certain of its stranded costs relating to the

renegotiated agreements of PSNH's power purchase obligations as contemplated by RSA Chapter 369-B requires the prior approval by the Commission in the form of a finance order.  PSNH asserts that the finance order must contain provisions that maximize the

likelihood of achieving "triple-A" ratings on, and enhance the marketability of, the Rate Reduction Bonds (the "RRBs").

Accordingly, PSNH included with its testimony a proposed finance order, comprised of a proposed detailed description of PSNH's proposed RRB transaction (the "RRB Transaction"), together with requested findings and orders and approvals.

     PSNH requests that the Commission, among other things:

(i) approve the issuance of RRBs in an amount not greater than $53 million;
(ii)   establish the charge from which the RRBs will be repaid
(iii) approve the additional capitalization of a special purpose financing entity, to which the RRB Charge and other related rights will be sold;
(iv) provide for the periodic adjustment of the RRB Charge via a true-up mechanism;
(v) approve the general structure of the RRB Transaction and terms of the RRBs;
(vi) approve the servicing of the RRB Charge by PSNH, as the initial servicer for the RRB Property, or any successor servicer, under a servicing agreement;
(vii) declare that the Finance Order shall be irrevocable as provided in RSA Chapter 369-B;
(viii) find the RRB Charge to be just and reasonable; and
(ix) find and declare the issuance of the Finance Order to be consistent with the public good.


     As noted in Order No. 23,840, the Commission held hearings on this matter, during which PSNH presented witnesses who

testified in support of its request.  An opportunity to cross-

examine the witnesses and provide responsive testimony was

provided to all parties.

II.  TRANSACTION DESCRIPTION

     A.   2000 N.H. Laws 249

     In June 2000, the New Hampshire General Court enacted 2000

N.H. Laws 249.  This legislation, among other things, created a new chapter - RSA Chapter 369-B - which authorized the use of securitization by PSNH to recover certain of its stranded costs associated with the restructuring of the electric industry in New

Hampshire.  In particular, RSA 369-B:3, IV provides the

Commission with the authority to issue finance orders that (a)

authorize the issuance of rate reduction bonds in an aggregate principal amount of not more than $130,000,000 in rate reduction bonds to finance renegotiated agreements of certain of PSNH's power purchase obligations, and/or (b) authorize the issuance of an aggregate principal amount of not more than $670,000,000 in addition to the amount in (a) as part of a settlement approved by the Commission under RSA Chapter 374-F to implement electric utility restructuring in PSNH's service territory.

     Finance orders issued by the Commission that are consistent with RSA 369-B shall become effective without further action by the General Court pursuant to RSA 369-B:3, V.

     RSA Chapter 369-B provides a comprehensive framework for

stranded cost securitization and empowers the Commission to issue finance orders approving securitization, subject to the

requirements and conditions set forth therein.

     B.   Limitations on Issuance of RRBs

     The authority of an electric utility to issue RRBs, once

approval from the Commission has been obtained, expires on

December 31, 2002.  RSA 369-B:5, I.  The use of proceeds from the issuance of the RRBs is also strictly limited: they shall only be applied for the purposes approved in the finance order.  RSA 369-

B:5, II.  RRBs issued according to the provisions of RSA Chapter

369-B shall not constitute a debt or liability of the state or any political subdivision thereof, or a pledge of the full faith and credit of the state or any political division thereof, and shall be payable only from the funds provided for, as described below.  RSA 369-B:5, IV.  RRBs shall mature at the times provided in the finance order, but not later than 14 years after

Competition Day.  RSA 369-B:5, VIII.

     C.   RRB Costs, Charges and Property

     RRB Costs are costs incurred by and obligations of an

electric utility, and designated as such by the Commission, and may include, but not be limited to: (i) expenditures incurred in respect of generation assets, entitlements and acquisition

premiums, (ii) expenditures incurred in respect to the buyout,

buydown, restructuring, or renegotiation of power purchase

obligations, (iii) expenditures incurred in respect to regulatory assets, (iv) expenditures incurred to refinance or retire

existing debt or existing equity capital of the electric utility and any costs related thereto, (v) amounts necessary to recover federal or state taxes actually paid by an electric utility,

which tax liability recovery is modified by the transactions approved in a finance order issued by the Commission pursuant to

RSA Chapter 369-B, and (vi) reasonable costs, as approved by the

Commission, relating to the issue, servicing, or refinancing of

RRBs under the provisions of RSA Chapter 369-B, including,

without limitation, principal and interest payments and accruals,

sinking fund payments, debt service and other reserves, costs of credit enhancement, indemnities, if any, owed to the State or the trustee for the RRBs, issuance costs and redemption premiums, if any, and all other reasonable fees, costs, and charges in respect of RRBs.  RSA 369-B:2, XIV.

     The RRB Charge is the portion of the retail electric service rate designated to recover RRB Costs.  It is to be assessed on a per kilowatt-hour basis, shall be non-by-passable, and assessed against all "retail customers" of the electric utility

distribution system taking "retail electric service."<FN1> The

RRB Charge must be sufficient to recover all RRB Costs approved by the Commission, including the payment of principal, premium,

if any, interest, credit enhancement and all other fees costs,

and charges of the RRBs.  RSA 369-B:2, XII; RSA 369-B:4, I, II and IV.  The RRB Charge may vary by cost of service, by customer class, and between special contract customers.  RSA 369-B:2,

XIII.  The RRB Charge is Part 1 of the stranded cost recovery charge ("SCRC") described in the September Settlement Order and the Conformed Settlement Agreement (each as defined below).  The

RRB Charge is to be adjusted periodically, but not less

frequently than semi-annually nor more frequently than monthly,

as specified in the finance order.  RSA 369-B:4, III.  (See the description of the "True-Up Mechanism" below).

RRB Property is an irrevocable vested property right created by the Commission in a finance order issued under authority of RSA

Chapter 369-B.  It includes the right to all revenues,

collections, claims, payments, money or proceeds arising from the

RRB Charge authorized to be imposed and collected pursuant to such finance order.  RSA 369-B:2, XV.  The RRB Property right shall continue to exist until the RRBs, the RRB Costs and any arrearages are paid in full.  RSA 369-B:6, I.

     D.   State Pledge Not to Impair Rights

     Pursuant to RSA Chapter 369-B, the State of New Hampshire

has pledged, contracted and agreed with the owners of the RRB

Property and holders of and trustees for RRBs that neither the

State, nor any of its agencies, including the Commission, will limit, alter, amend, reduce or impair the RRB Charge, RRB

Property, this Finance Order or any rights hereunder or

thereunder, or ownership thereof or security interest therein,

until the RRBs, including all principal, interest, premium, costs and arrearages thereon, are fully met and discharged, unless adequate provision is made by law for the protection of the

owners, holders and trustees.  RSA 369-B:6, II.

     E.   Sale of RRB Property

     RRB Property may be sold to an affiliate or one or more

financing entities (hereinafter known as a "special purpose

financing entity" or "SPE") that make that property the basis for the issuance of the RRBs.  RSA 369-B:6, III.  The sale or

transfer of the RRB Property shall be treated as a "true sale" or absolute transfer, if the parties to the transfer expressly so state in the governing documentation, and the transaction is approved by the Commission in a finance order and is made in connection with the issuance of the RRBs.  RSA 369-B:6, V.  If any interest in RRB Property is sold or assigned by the utility,

the Commission will require the utility to contract with the SPE that it will continue to operate its system to provide service to its retail customers, will collect the RRB Charge for the benefit and account of the SPE, and will remit the amount of the RRB

Charge so collected to the account for the SPE.  RSA 369-B:6, IV.

An SPE or other assignee shall not be considered an electric utility solely by virtue of its acquisition of an interest in RRB

Property in the manner described above.  Id.

     The characterization of the transfer of the RRB Property as a "true sale" will not be impaired or negated notwithstanding any contrary treatment of such transfer for accounting, tax or other purposes.  RSA 369-B:6, V.  The finance order will remain in effect notwithstanding any bankruptcy, reorganization or

insolvency proceeding involving the transferor of the RRB

Property.  Id.  The interest of the transferee or assignee in the

RRB Property is not subject to setoff, counterclaim, surcharge,

or defense by the electric utility or any other person, or in connection with the bankruptcy of the electric utility or any other person.  RSA 369-B:6, VIII.

     F.   Effect of Municipalization

     Pursuant to RSA 369-B:4, VIII, in the event of

municipalization of a portion of PSNH's service territory, the

Commission shall, in matters over which the Federal Energy

Regulatory Commission does not have jurisdiction, or has

jurisdiction but chooses to grant jurisdiction to the State,

determine, to a just and reasonable extent, the consequential damages such as stranded investment in generation, storage, or supply arrangements resulting from the purchase of plant and property from PSNH and RRB Costs, and shall establish an

appropriate recovery mechanism for such damages.  Any such

damages shall be established, and shall be allocated between the

RRB Charge and PSNH's other rates and charges, in a just and reasonable manner.

III. THE SEPTEMBER FINANCE ORDER AND THE SERIES 2001-1 RRBS

     On September 8, 2000, the Commission issued (i) Order No.

23,549 (the "September Settlement Order"), which approved the

Conformed Agreement to Settle PSNH Restructuring (the "Conformed

Settlement Agreement"), and (ii) Order No. 23,550, which,

pursuant to RSA 369-B:3, IV(b), authorized the issuance of rate reduction bonds by PSNH in aggregate principal amount of up to

$670 million to recover its stranded costs associated with

Seabrook Over-Market Generating Assets, Millstone 3 Over-Market

Generating Assets, Acquisition Premium and FAS 109, and financing and debt retirement premium costs (the "September Finance

Order").

     On April 25, 2001, PSNH Funding LLC, the SPE organized by

PSNH pursuant to the September Finance Order, issued $525,000,000 in aggregate principal amount of PSNH Funding LLC Series 2001-1

Rate Reduction Bonds (the "Series 2001-1 RRBs").

     PSNH has entered into an agreement with Edison Mission

Marketing & Trading ("EMMT") to renegotiate the IPP purchase obligation involving the Whitefield wood-fired generating plant which, in concert with another agreement between EMMT and the operator of this plant, would result in a substantial decrease in costs borne by PSNH's retail customers.  The agreement requires a substantial up-front payment, amounting to approximately $50 million.<FN2>  PSNH proposes the issuance of rate reduction bonds pursuant to RSA 369-B:3, IV (a) as the means of financing the

Whitefield agreement in order to maximize the savings to

customers.

     A.   Proposed RRB Transaction

     PSNH requests that this Finance Order, among other things,

approve the following aspects of its proposed RRB Transaction,

and find that they are consistent with achieving the highest rating and therefore the lowest cost on the RRBs.  This proposed structure is subject to certain limited modifications, as

described below, subsequent to the issuance of this finance

order, to allow for negotiations with rating agencies that will assign credit ratings to the RRBs, tax authorities, and market conditions at the time the RRBs are issued.  The final structure will be determined at the time the RRBs are priced, subject to meeting certain requirements regarding the all-in cost and the weighted average life of the RRBs, the exercise of fiscal

prudence and achievement of the lowest overall cost, and

remaining substantially and materially consistent with the

transaction structure described herein and approved by the

Commission.  PSNH provided its estimation of the overall cost,

calculating an effective rate of 6.79 percent to 7.51 percent on the RRBs, assuming an RRB coupon rate of 5.65 percent, a term of approximately 6 years, overcollateralization of 0.50 percent, 5 percent interest on the overcollateralization account, ongoing transaction costs of $770,000 to $950,000 per year, and $1.8 million to $2.4 million of issuance costs.  In cross examination at the hearing held October 23, 2001, Mr. McHale added if rate reduction bonds were sought on that day, PSNH could get close to a 4.85 percent coupon rate.  (Transcript at 72 and 73.)

     As provided in RSA 369-B:5, IX, the State Treasurer shall

oversee the terms and conditions of the RRB issuances.  As

provided in RSA 369-B:6, I, the Commission has the authority to initiate such other proceedings, hold such other hearings, and take such other actions as may be necessary to implement,

protect, and preserve the value of this finance order, the RRB

Charge specified herein, and the RRB Property.

     Pursuant to RSA 369-B:3, IV(a), PSNH will securitize not

greater than $53 million of its overall stranded costs to finance the renegotiated agreement of the existing power purchase

obligation requiring PSNH to purchase power from the Whitefield wood-to-energy facility.  The maximum amount of stranded costs that may be securitized is as follows:<FN3>



Buyout of Whitefield IPP Purchase Obligation    $50 million

Obligation                                        3 million
Financing Costs

Total                                           $53 million


     PSNH will recover such amount - together with the other,

ongoing RRB Costs - from its retail customers through RRB

Charges.  PSNH's right to collect the RRB Charge is irrevocable as provided in RSA 369-B:3, II, and the charge itself is non-

bypassable to PSNH's retail customers pursuant to RSA 374-F:3,

XI(d), RSA 369-B:2, XIII, and RSA 369-B:4, IV.  The RRB Property

is the principal asset securing the RRBs and represents a

continuously existing current and irrevocable vested property right created pursuant to RSA 369-B:6, I.

     B.   Formation/Capitalization of SPE and Sale of RRB
Property

     PSNH will issue the RRBs through a bankruptcy-remote SPE.,

<FN4> The SPE shall be a Delaware limited liability company

authorized to acquire RRB Property and to issue RRBs.  As a

limited liability company, it will be wholly-owned by PSNH.  In order for the SPE to remain "bankruptcy-remote" from PSNH, the fundamental organizational documents of the SPE shall impose significant limitations upon its activities and the ability of

PSNH to take actions as the holder of the equity interest

therein.  The limited purpose of the SPE will be to acquire RRB

Property and Other SPE Collateral (defined below) and to issue and sell RRBs.  It shall not be permitted to engage in any other activities, and shall have no assets other than any RRB Property and Other SPE Collateral.

     The SPE shall be managed by a management committee

consisting of directors, with rights and authority similar to that of a board of directors of a corporation.  As long as the

RRBs remain outstanding, PSNH shall be required to cause the SPE to have at least two directors with no affiliation with PSNH, out of a total management committee of not more than five members.

Without the consent of these independent directors, the SPE shall be unable to (a) amend provisions of fundamental organizational documents which ensure the bankruptcy-remoteness of such SPE, (b)

institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or (c) dissolve, liquidate or wind up the SPE.  Other

provisions may also be included to support the bankruptcy-remote character of the SPE as required by the rating agencies.  PSNH will contribute additional capital to the SPE in an amount

anticipated to be at least 0.50% of the initial principal balance of RRBs.<FN5>  This capitalization is required in order that PSNH may treat the RRB issuance by the SPE as debt for tax purposes,

and it also provides a source of credit enhancement.  The SPE will enter into an administration agreement (the "Administration

Agreement") with PSNH, pursuant to which PSNH shall perform

administrative services and provide facilities for the SPE to ensure that it is able to perform such day-to-day operations under the RRB Transaction documents.  The Administration

Agreement will be in substantially the same form as the

administration agreement entered into between PSNH and PSNH

Funding LLC in connection with the Series 2001-1 RRBs.<FN6>  The

Administration Agreement incorporates provisions to ensure that

PSNH will be paid a fee (the "Administration Fee") as

consideration for the performance of such services and providing such facilities, as described in Attachment 2 to the Issuance

Advice Letter (as defined below).

     PSNH shall sell all of its rights in the RRB Property to the

SPE, expressly stating in the transfer's governing documentation that it is a sale or other absolute transfer from PSNH to the

SPE.  Pursuant to RSA 369-B:6, V, this transfer shall be treated as an absolute transfer of all of PSNH's right, title and

interest to the SPE, as a true sale.  As an absolute transfer or true sale of RRB Property to the bankruptcy-remote SPE, and as provided in RSA 369-B:6, VIII, in the event of a PSNH bankruptcy,

the RRB Property owned by the SPE will not become a part of the

PSNH bankruptcy estate and PSNH creditors will have no recourse to the RRB Property or RRB Charge.

     C.   Issuance of RRBs

     The SPE will issue and sell RRBs to capital market investors in one or more series, each of which may be offered in one or more classes having a different principal amount, term, interest rate and amortization schedule.  The form, interest rate (whether fixed or variable), amortization schedule, classes, number and determination of credit ratings and other characteristics of RRBs will be determined by PSNH at or before the time of pricing based on then-current market conditions, with the objective being to achieve the all-in lowest cost financing possible, while

remaining consistent and in accord with the terms and conditions of RSA Chapter 369-B.  Under certain circumstances, the RRBs may be subject to redemption prior to maturity and may be refinanced through a subsequent issuance of RRBs to the extent such

refinancing would result in a lower interest cost associated with the RRBs refinanced.  Any such refinancing would require a new finance order.  The all-in cost of the RRBs, calculated in

accordance with Exhibit 1 attached to this Finance Order, shall be at least 100 basis points less than PSNH's Pre-Tax Revenue

WACC (as defined in Exhibit 2 attached to this Finance Order) as of the date the RRBs are priced.  In addition, the weighted

average life of all series of RRBs, calculated in accordance with

Exhibit 3 attached to this Finance Order, shall be not less than

2 years and not more than 6 years.  The State Treasurer, with input and advice from such advisors as she may select, shall oversee the development and determination of the final structure,

documentation and terms of the RRBs, and shall notify PSNH and the Commission, as provided in this Finance Order, of the results of her oversight and her conclusions with respect thereto.  Upon final determination of all terms of the RRBs, and prior to their issuance, PSNH will file an issuance advice letter substantially in the form of the issuance advice letter filed by PSNH with the

Commission on April 23, 2001 in connection with the issuance of the Series 2001-1 RRBs (the "Issuance Advice Letter").

     The RRBs will be non-recourse to PSNH and its assets, and,

as provided in RSA 369-B:5, IV, shall not be secured by a pledge of the general credit, full faith or taxing power of the State of

New Hampshire or any agency or subdivision of the State of New

Hampshire.  The RRBs will be secured by the assets of the SPE,

including the RRB Property as well as all other assets of the SPE

(the "Other SPE Collateral").  The Other SPE Collateral includes

(i) the rights of the SPE under all RRB Transaction documents such as the purchase agreement by which the SPE acquires all rights in the RRB Property (including any interest rate swap agreements or other hedging agreements entered into with respect to any variable rate RRBs), and including the servicing agreement

(the "Servicing Agreement") by which PSNH, or any successor

servicer, acts as servicer for the RRB Property (the "Servicer"),

(ii) the Collection Account (as described below) and funds held therein, including the capital of the SPE, and (iii) certain investment earnings on amounts held in the Collection Account.

     It is expected that the RRBs will be rated by one or more

recognized rating agencies.  The targeted ratings on the RRBs will be triple-A.

     If more than one class of RRBs is issued, each class of RRBs will likely receive principal payments at different times and therefore have different expected and legal final maturity dates.

The RRBs will have legal final maturities in compliance with RSA

369-B:5, VIII, <FN7> with expected final maturities no more than approximately 6 years from the date of issuance.

     The RRBs are expected to be sold at or near par value and

will not in any event be sold for more than par value.

Bondholders will receive interest payments on the RRBs not less frequently than semiannually.  The RRBs will not be subordinated to the claims of any creditors or the equity owner of the SPE

(other than for payments of trustee, servicing, and other

specified transaction-related fees).

     RRBs will be repaid through the collection of the RRB Charge from all retail customers, by PSNH or any successor to the PSNH distribution system or any other successor Servicer.  The SPE will transfer the proceeds from the issuance of the RRBs, net of its transaction expenses, if any, to PSNH as consideration for the transfer of the RRB Property to the SPE.

     If variable rate RRBs are issued, the SPE shall enter into an interest rate swap agreement or other hedge arrangement

whereby the SPE would make fixed payments to a counterparty, and the counterparty would make variable rate payments to the SPE who would remit or credit such amounts to RRB holders.  In this case,

the fixed rate payments would be used to calculate the RRB

Charge.  This protects the SPE and retail customers against the risk that interest rate fluctuations would cause variable rates to exceed the fixed rates that were used to calculate the RRB

Charge.  To the extent that the variable rate of the RRBs ever exceeds the fixed rate that was used to calculate the RRB Charge,

such a mechanism will absorb the rate increase that would

otherwise be required to fully pay the interest on the RRBs.  The

RRBs may only be variable-rate instruments if such issuance will result in a lower all-in cost associated with the RRBs.

     D.   The RRB Charge

     The RRB Charge will be calculated and set at levels intended to provide for the full recovery of payments of interest,

principal and premium, if any, on the RRBs, in accordance with the expected amortization schedule determined at the time of offering, any credit enhancement, including

overcollateralization, and any ongoing related fees, costs, and expenses (including, but not limited to, periodic rating agency fees, accounting fees, legal fees, the Servicing Fee, the

Administration Fee, trustee fees, contingent indemnity

obligations in the RRB Transaction documents, servicer and

trustee expenses and any operating expenses of the SPE), based upon assumptions including sales forecasts, payment and charge-

off patterns, and lags between RRB Charge billing and collection by the Servicer (the required periodic payment of such, including deficiencies on past due amounts for any reason, the "Periodic

RRB Payment Requirements" and collectively, the "Total RRB

Payment Requirements"), calculated pursuant to the methodology set forth in the Issuance Advice Letter.<FN8> Prior to the

issuance of each series of RRBs, PSNH will file an Issuance

Advice Letter with the Commission, which will set forth the final structure and repayment terms of the RRB Transaction, the total principal amount and pricing of the RRBs, the initial RRB Charge,

the overcollateralization amount (described below) and targeted transaction subaccount balances (described below), the capital contribution amount, the frequency of the true-ups and dates of true-up filings and the actual transaction costs.  Such filing is not a condition to the authority to issue RRBs.

     The RRB Charge is expected to be collected over 6 years such that the principal and interest and other costs associated with

RRBs are fully paid by the end of the 6th year.  However, in the event that the RRBs have not been fully repaid by the end of the

6th year, the RRB Charge may be billed and collected for an

additional 2 years (or, if earlier, through the date on which the

RRB Costs have been fully paid).  This additional period of up to

2 years is a form of credit enhancement that helps achieve triple-

A ratings on the RRBs and which is expected to have no cost to retail customers (i.e., in the expected case, the RRBs are paid in 6 years).

     As provided in RSA 369-B:4, V, the RRB Charge will be

included as a component of the unbundled SCRC line item on a retail customer's bill and will be footnoted as such and may include reference to it being sold to the SPE.

     E.   Servicing of RRBs

     After the issuance of the RRBs, PSNH will act as the

Servicer for the RRB Property on behalf of the SPE, and will be responsible for calculating, billing, collecting, and remitting the RRB Charge.  RSA 369-B:6, IV.  PSNH, therefore, will carry out billing and collection activities both as Servicer with

respect to the RRB Charges - on behalf of the SPE and RRB holders

- and as principal with respect to its own charges to be paid by such customers, including Part 2 and Part 3 of the SCRC.  As

Servicer, PSNH will also be obligated to retain all books and records regarding the RRB Charge, subject to the right of the

SPE, and the trustee for the RRBs and the Commission to inspect those records.  PSNH may not resign as Servicer or transfer its servicing obligations (except to a successor to its distribution system), although the RRB holders may remove PSNH as Servicer and appoint a successor Servicer, subject to the approval of the

Commission, under the Servicing Agreement pursuant to this

Finance Order, RSA 369-B:6, I, and the RRB Transaction documents.

     As consideration for its servicing responsibilities, PSNH or any successor Servicer will receive a market-based periodic

servicing fee (the "Servicing Fee"), which will be recovered through the RRB Charge.  The Servicing Fee will be equal to 0.25%

of the outstanding principal balance of the RRBs if PSNH is the

Servicer.  For any successor Servicer, the Servicing Fee will be no more than 1.5% of the outstanding principal balance of the

RRBs if the successor Servicer is not billing the RRB Charge in conjunction with other charges.  If the successor Servicer is billing the RRB Charge in conjunction with other electric service charges, then the Servicing Fee payable to such successor

Servicer will be 0.25% of the outstanding principal balance

(equal to the fee payable to PSNH as initial servicer).  PSNH (or any successor Servicer) will bill and collect the RRB Charge from

PSNH's retail customers.

     In accordance with RSA 369-B:4, IV, any retail customer that fails to pay any RRB Charge will be subject to disconnection of service to the same extent that such customer would, under

applicable law and regulations, be subject to disconnection of service for failure to pay any other charge payable to an

electric utility.

     PSNH or any successor Servicer will periodically remit (as frequently as required by the rating agencies but not less

frequently than monthly) actual collections of RRB Charges to the

SPE.  PSNH testified that it anticipated being required by the rating agencies to remit such actual collections of the RRB

Charge to the SPE on a daily basis.  To the extent PSNH or any successor Servicer may be permitted to remit such RRB Charge collections to the SPE less frequently than daily, it may be required by the Commission to provide data showing the

calculation of the customer daily remittances, timing of

remittances to the SPE and the then applicable short-term

interest rate to determine the amount of income earned by PSNH or its successor in its capacity as Servicer.  Such income may be imputed in calculating and reconciling the SCRC pursuant to

Section V.B.4 of the Conformed Settlement Agreement.

     To the extent estimation of collections of the RRB Charge is required, PSNH will design a methodology that will be

satisfactory to the rating agencies, and which will approximate most closely actual collections.  The SPE will use the RRB Charge remittances to make payments of Periodic RRB Payment

Requirements.  In accordance with RSA 369-B:7, VI and VIII, in the event of default by any Servicer in payment of the RRB

Charges to an SPE, the Commission will, upon application by (a)

the trustees or holders of the RRBs, (b) such SPE or its

assignees or (c) pledgees or transferees of the RRB Property,

order the sequestration and payment to or for the benefit of such

SPE or such other party of revenues arising with respect to the

RRB Property.  This will provide additional certainty that the

RRB Charges will benefit the owner of the RRB Property and serve to enhance the credit quality of the RRBs.

     Unless a successor Servicer is not billing the RRB Charge in conjunction with other charges, the Servicer will allocate

amounts collected from each retail customer on a pro rata basis among the SCRC and the Delivery charge, system benefits charge,

energy consumption tax, Hydro-Quebec support payments, and, if applicable, the transition or default service charges as these charges are identified in Section V of the Conformed Settlement

Agreement.<FN9>  Such amounts so allocated to the SCRC shall, in accordance with the Conformed Settlement Agreement, in turn be allocated pro rata to the combined RRB Charge for the Series 2001-

1 RRBs and any RRBs issued pursuant to this Finance Order (i.e.,

Part 1 of the SCRC) and to any remaining portion of the SCRC not the subject of a finance order (i.e., Parts 2 and 3 of the SCRC,

as described in the Conformed Settlement Agreement).  Further,

such amounts so allocated to the combined RRB Charge shall in turn be allocated pro rata to the RRB Charge for the Series 2001-

1 RRBs and to the RRB Charge for any RRBs issued pursuant to this

Finance Order based on the respective amount of each such RRB

Charge.

     F.   Third Party Suppliers

     The Commission shall not permit, approve or require the

billing, collection and remittance of RRB Charges by a Third

Party Supplier (a "TPS") within the PSNH service territory for remittance to PSNH as Servicer (or to any successor Servicer), in whole or in part, unless the following minimum requirements

apply:

         The TPS must provide PSNH (or any successor Servicer)

         with total monthly kWh usage information in a timely

         manner for the Servicer to fulfill its obligations, as

         such information is the basis of such remittance.


         PSNH (or any successor Servicer) will be entitled,

         within seven days after a default by the TPS in

         remitting any RRB Charges billed, to assume

         responsibility for billing all charges for services

         provided by PSNH (or any successor Servicer), including

         the RRB Charges, or to switch responsibility to a third

         party, which must meet the criteria herein described.


         If and so long as a TPS does not maintain at least a

         triple-B long-term unsecured credit rating from Moody's

         Investors Service or Standard & Poor's Rating Services,

         such TPS shall maintain, with the Servicer or as

         directed by the Servicer, a cash deposit or comparable

         security equal to at least one month's maximum

         estimated collections of RRB Charges, in a form and

         manner as agreed upon by PSNH (or any successor

         Servicer) and the TPS.  In the event of a default in

         the remittance of RRB Charges by a TPS, such amount

         will be included in the periodic adjustment of the RRB

         Charge as described in the PSNH Testimony.


         The TPS must agree to remit the full amount of RRB

         Charges it bills to retail customers, regardless of

         whether payments are received from such retail

         customers, within 15 days of its or PSNH's (or any

         successor Servicer's) bill for such charges.

     The foregoing requirements may be modified in accordance

with the terms of the RRB financing documents, subject to

approval by the Commission, and written confirmation from each rating agency then maintaining a rating on the RRBs that such change will not adversely affect the ratings then outstanding on the RRBs.

IV.  CREDIT ENHANCEMENT; OVERCOLLATERALIZATION AND TRUE-UP

     Credit enhancement is typically necessary in securitization transactions to provide rating agencies and investors with added confidence that principal and interest will be paid.  In order for the RRBs to receive triple-A ratings, the exposure to losses due to, among other things, sales of energy below those

projected, longer-than-expected delays in bill collections, and higher-than-estimated uncollectible accounts, must be minimized.

This will be accomplished with various forms of credit

enhancement, including the various components of the Collection

Account and the "True-Up Mechanism" summarized below.

     The RRB Charge collections will be deposited into a

Collection Account, which will be comprised of a General

Subaccount (which will hold the collections with respect to

principal, interest, fees, and expenses) and at least three other subaccounts - the Overcollateralization Subaccount (which will hold the Overcollateralization amount described below), the

Capital Subaccount (which will hold the initial capital

contribution to the SPE), and the Reserve Subaccount (which will hold any excess collections of RRB Charges as described

below).<FN10>   RRB Charge collections in excess of Periodic RRB

Payment Requirements will be allocated (a) to the Capital

Subaccount to the extent the amount therein has been reduced to below the initial capital contribution, (b) to the

Overcollateralization Subaccount up to the required level

established at issuance by the rating agencies and (c) to the

Reserve Subaccount any remaining amounts.  To the extent that RRB

Charges are insufficient to make scheduled Periodic RRB Payment

Requirements during any period, the accounts will be drawn upon in the following order: (a) the Reserve Subaccount, (b) the

Overcollateralization Subaccount and (c) the Capital Subaccount.

     The RRB Charge will be calculated (both initially and as a result of the "True-Up Mechanism" described below) to recover an amount in excess of the amounts needed to make payments of

principal, interest, fees and expenses on RRBs (such amount,

"Overcollateralization").  The actual amount of

Overcollateralization required to achieve the highest credit rating will be finalized prior to the issuance of the RRBs and will depend primarily on rating agency requirements and tax

considerations, but is currently expected to be at least 0.50% of the initial principal amount of the RRBs.  The

Overcollateralization will be collected "pro rata" over time and deposited to the Overcollateralization Subaccount such that the amount therein will accumulate over time in accordance with a schedule set forth at issuance.

     PSNH will file adjustments, up or down, to the RRB Charge

pursuant to a true-up mechanism established in accordance with

RSA 369-B:4, III (the "True-Up Mechanism").  The True-Up

Mechanism is a periodic adjustment to the RRB Charge which is designed to account for any previous or projected over- or under-

collections of the RRB Charge.  At least semi-annually and as frequently as monthly, PSNH will request an RRB Charge adjustment such that, during the period for which that RRB Charge will be billed, RRB Charge collections will be sufficient to (a) pay principal and interest on the RRBs in accordance with the

expected amortization schedule, (b) maintain the

Overcollateralization Subaccount balance at the required levels,

(c) restore the capital contribution to the Capital Subaccount to the extent it has been drawn upon to make payments on RRBs and

(d) pay fees and expenses related to RRBs, including any ongoing fees and expenses associated with any other credit enhancement.

Any amounts on deposit in the Reserve Subaccount at the time that

PSNH calculates a periodic RRB Charge adjustment, will be

incorporated in such adjustment.  PSNH, as initial Servicer (or any successor Servicer), intends to account for, and ultimately credit to retail customers, any amounts remaining in the

Collection Account, with the exception of the amount remaining in the Capital Subaccount, after the RRBs are paid in full and the

Total RRB Payment Requirements have been discharged.  Such

amounts will be released to the SPE free and clear of any lien in the favor of the RRB trustee upon retirement of the RRBs and discharge of the Total RRB Payment Requirements.  These amounts will be credited to retail customers through a subsequent

ratemaking proceeding or such other manner as the Commission may direct at that time.

     Not later than thirty days prior to April 25 and October 25 of each year,<FN11>  PSNH as Servicer (or any successor Servicer)

will file with the Commission a periodic RRB Charge true-up

advice letter ("Routine True-up Letter").  Further, to the extent required by the rating agencies (and also to the extent described in the Conformed Settlement Agreement prior to the Recovery End

Date ("RED," as defined in the Conformed Settlement Agreement)),

PSNH may file Routine True-Up Letters, as frequently as monthly,

in addition to the semiannual Routine True-Up Letter filed prior to April 25 and October 25 of each year.  Absent manifest error in the Routine True-Up Letter, the resulting upward or downward adjustments to the RRB Charge will be effective: (i) in the case of any semiannual adjustment, on the ensuing May 1 or November 1,

as applicable; or (ii) in the case of a more frequent adjustment,

immediately upon the filing of the applicable Routine True-Up

Letter.

     In addition, PSNH seeks Commission authorization that

whenever it is determined that the methodology used to calculate

RRB Charge adjustments requires modification to more accurately project and generate adequate RRB Charge collections, a non-

routine true-up letter ("Non-Routine True-Up Letter") may be filed, with the resulting RRB Charge adjustment (reflecting such modification to the methodology or model) only to be effective upon review and approval by the Commission that such adjustment is necessary to ensure the timely recovery of all RRB Costs that are the subject of this Finance Order, with such review and

determination to occur within 60 days of such filing.  RSA 369-

B:4, III.

     Both Routine True-Up Letters and Non-Routine True-Up Letters

may be filed through the legal final maturity date.

     Pursuant to RSA 369-B:3, IV(b)(9), the SCRC, averaged over all customers (including Part 1, the RRB Charge), shall not

exceed 3.40 cents/kWh.<FN12>  If the RRB Charge is increased or decreased pursuant to the True-Up Mechanism, the SCRC, averaged over all customers, will remain capped at 3.40 cents/kWh.  Thus,

any increase in the RRB Charge will result in an adjustment to the Part 3, and, if necessary or if the RED has occurred, Part 2 components of the SCRC.

     Unless PSNH's unsecured debt achieves investment grade

ratings, PSNH may be required by the rating agencies to obtain a letter of credit or other credit enhancement to protect against any cash collection losses resulting from the temporary

commingling of funds.  If (and for so long as) such credit

enhancement is required, the RRB Costs and the RRB Charge will be adjusted accordingly to cover the cost of such enhancement.

V.   TAX CONSIDERATIONS

     The possibility that the Internal Revenue Service (the

"IRS") would assess income taxes when this Finance Order is

issued or when PSNH receives the initial proceeds from the RRBs,

rather than when the RRB Charge revenues are collected, is an issue to PSNH associated with financing the RRB Costs.  In

addition to having tax consequences, this would also

significantly affect the economics of issuing the RRBs, as the benefits of the RRB Transaction depend largely upon recognizing taxable income in respect of RRB Costs as RRB Charges are paid by retail customers, rather than being accelerated into current income upon the issuance of the RRBs.

     In connection with the issuance of the Series 2001-1 RRBs,

PSNH obtained a private letter ruling from the IRS.  The private letter ruling provided that (a) the issuance of a finance order by the Commission pursuant to RSA Chapter 369-B authorizing the collection of RRB Charges will not result in gross income to

PSNH; (b) the issuance of RRBs by the SPE will not result in gross income to PSNH; and (c) RRBs will be treated as obligations of PSNH for tax purposes.  In consultation with tax counsel, PSNH will determine if it is necessary to submit a request to the IRS for either a supplement to the earlier private letter ruling or a new private letter ruling.  In making this determination, tax counsel will consult with the IRS staff.  Based upon the positive nature of the IRS ruling received in connection with the Series

2001-1 RRBs and other IRS rulings previously issued in respect of several previous RRB transactions, PSNH anticipates that any necessary supplemental or new private letter ruling would be favorable.

     Under RSA 369-B:5, IV and VI, the RRBs will be treated as

notes or bonds of a political subdivision of the State for

purposes of the interest and dividends tax imposed under RSA

Chapter 77, but will not constitute in any way a debt or

liability of the State or of any political subdivision thereof and shall not constitute a pledge of the full faith and credit of the State or any of its political subdivisions.

VI.  ACCOUNTING AND FINANCIAL REPORTING

     The amount financed through the RRB Transaction is expected to be recorded in accordance with generally accepted accounting principles ("GAAP") as long-term debt on the balance sheet of the

SPE for financial reporting purposes.  PSNH, the SPE, and the holders of RRBs will expressly agree pursuant to the terms of the applicable documents to treat the RRBs as debt of the SPE secured by, among other things, the RRB Property and the Other SPE

Collateral.  Because PSNH either will wholly-own or become the sole beneficial owner of the SPE, it is required that the SPE be consolidated with PSNH for financial reporting purposes under

GAAP.  Therefore, the SPE's debt will appear on the consolidated balance sheet of PSNH in its annual and quarterly financial

filings to the Securities and Exchange Commission.  The RRB

Transaction is not expected to impact PSNH's credit ratings, as it is expected that the rating agencies will determine that the

RRBs, which are not supported by PSNH's general revenue stream,

and not collateralized by the assets of PSNH, do not affect

PSNH's creditworthiness.  Therefore, it is anticipated that the rating agencies will exclude the RRBs as debt of PSNH for

purposes of calculating financial ratios.

VII. TRUE-SALE OPINION AND COLLECTION SHORTFALLS

     Rating agencies will require acceptable opinions of

bankruptcy counsel at the time the RRBs are issued for assurance that the SPE and the RRB Property will be bankruptcy-remote from

PSNH.  As described above, to obtain such opinions, the transfer of the RRB Property from PSNH to an SPE must constitute a legal

"true sale" such that if PSNH were to become the subject of a bankruptcy or insolvency case, the RRB Property would not be part of PSNH's bankruptcy estate and therefore would not be subject to the claims of PSNH's creditors.

     RSA 369-B:6, V expressly provides that transfers of RRB

Property, as described in that section and as approved in a

finance order, shall be treated for all purposes as an absolute transfer as in a true sale.  In addition, the RRBs will be non-

recourse to PSNH and its assets, other than the RRB Property sold to an SPE and the Other SPE Collateral.

     Another element of the bankruptcy analysis focuses on the

separate legal status of PSNH and the SPE.  Although PSNH either will wholly-own or become the sole beneficial owner of the SPE,

the RRB Transaction will be structured so that, in the event of a bankruptcy of PSNH, the SPE's separate legal existence would be respected and the assets and liabilities of the SPE would remain separate from the estate of PSNH.  The structural elements

supporting such separate existence include, without limitation,

requirements that the SPE be adequately capitalized, that PSNH be adequately compensated on an arms-length basis for the servicing functions it performs in billing, collecting, and remitting the

RRB Charges, and that PSNH and the SPE take certain steps to ensure that creditors are not misled as to their separate

existence.  These structural protections are important because,

without such protections, a bankruptcy court might invoke the doctrine of "substantive consolidation" and disregard the SPE's separate existence.  Substantive consolidation is an equitable doctrine in bankruptcy cases that allows courts to disregard the separate existence of two or more affiliated entities to ensure the equitable treatment of all creditors and to maximize creditor recoveries.  When entities are "substantively consolidated" in a bankruptcy proceeding, their assets and liabilities are pooled,

thereby eliminating intercompany claims, and claims of third-

party creditors against any of those entities are generally

treated as claims against the common pool of assets created by consolidation.<FN13>

     In order to preserve the bankruptcy-remote status of the SPE and the true-sale nature of the RRB Property and Other SPE

Collateral once it is transferred to the SPE, PSNH cannot have any claim against the RRB Charges.  In its capacity as Servicer,

PSNH will bill RRB Charges along with other charges for services rendered to retail customers obligated to pay such charges.

Amounts collected from a retail customer which are, in accordance with the this Finance Order, allocated to the SCRC shall, in accordance with this Finance Order, in turn be allocated pro rata to the combined RRB Charge for the Series 2001-1 RRBs and any

RRBs issued pursuant to this Finance Order (Part 1 of the SCRC)

and to any remaining portion of the SCRC not the subject of a finance order (Parts 2 and 3 of the SCRC).  Further, such amounts so allocated to the combined RRB Charge shall in turn be

allocated pro rata to the RRB Charge for the Series 2001-1 RRBs and to the RRB Charge for any RRBs issued pursuant to this

Finance Order based on the respective amount of each such RRB

Charge.  If PSNH collects less than the full amount that is

billed to such customers, it is not permitted, in the allocation of such collections, to favor itself over the SPE, as owner of the RRB Property.

VIII.     USE OF PROCEEDS

     PSNH will use the proceeds of securitization in such manner as the Commission approves in this Finance Order, but intends generally to provide for the payment of transaction costs and the buyout of the purchased power obligation.  The following

represents a preliminary estimate of the use of proceeds:<FN14>



Buyout of Whitefield IPP Purchase Obligation       $50 million

Obligation
Financing Costs                                      3 million

Total Use of Proceeds                              $53 million

IX.  FINDINGS

     Based on the foregoing, the Commission hereby FINDS:

     A.   Overall Findings

          1.   The issuance of this Finance Order, the

implementation of the securitization transaction described above in the transaction description contained in Parts II through VIII of this Finance Order (the "Transaction Description") and the consummation of the RRB Transaction in accord thereof, are

consistent with the public good and will result in benefits to retail customers that are substantially consistent with the

principles contained in RSA 374-F:3 and RSA 369-A:1, X, with RSA

369-A:1, XI, and with RSA Chapter 369-B.



          2.   The issuance of this Finance Order is pursuant to

a request by PSNH and hearings on that request in this

proceeding.



          3.   The issuance of this Finance Order is in the

public interest to the extent required by RSA 369-B:1, IX.



          4.   The renegotiation of PSNH's power purchase

obligations in order to reduce the total cost to ratepayers of such obligations, and the sharing of the benefits of such

renegotiated obligations among ratepayers and all parties

involved in the renegotiations, are in the public interest as set forth in RSA 369-B:1, XI.



     B.   Findings Regarding Authority and Procedures

          5.   The Commission has conducted the procedures and

investigations in this proceeding and issued this Finance Order pursuant to RSA Chapter 369-B.

     C.   Findings Regarding the Establishment of the RRB Costs

          6.   PSNH may securitize up to $53 million<FN15>  of

its stranded costs (consisting of the buyout of the Whitefield

IPP purchase obligation and Financing Costs), and this entire amount is eligible to be considered "RRB Costs" within the

meaning of  RSA 369-B:2, XIV, is reasonable and is eligible to be funded with the proceeds of the RRBs issued under the authority of this Finance Order.

          7.   The up-front and ongoing transaction costs, the

cost of any credit enhancement associated with the RRB

Transaction, the cost of any swap agreement or hedge transaction related to the RRBs, and any other fee, cost or expense in

respect of the RRBs as described in the Transaction Description,

are "RRB Costs" within the meaning of RSA 369-B:2, XIV, are

reasonable and are eligible to be financed through the issuance of the RRBs, in accordance with this Finance Order.

          8.   All RRB Costs may be recovered through the RRB

Charge, to be assessed against and collected from all of PSNH's retail customers taking retail electric service.

     D.   Findings Regarding the RRB Charge

          9.   The RRB Charge to be established, adjusted,

maintained and collected from all retail customers during the term that the RRBs are outstanding in accordance with the terms of RSA Chapter 369-B, and as described in the Transaction

Description, is just and reasonable.  This ultimate finding is based upon the totality of evidence presented on the record of this proceeding.  This ultimate finding is also based upon the

Commission's specific reliance upon sworn representations of NU and PSNH witnesses during hearings on the September Finance Order in DE 99-099 that if, because of PSNH's conduct, the actual RRB

Charge or RRB Transaction is found to differ in a significant,

material or unreasonable way from the terms of this Finance Order or RSA Chapter 369-B, the Commission will have the jurisdiction and authority with respect to PSNH or its successors to take such remedial rate-making measures as necessary in order to protect the public interest and to restore the equitable, appropriate and balanced result previously determined to exist.  The evidence presented also supports the following specific findings.  The RRB

Charge:

               (a)  will be a non-bypassable, nondiscriminatory,

appropriately structured charge of limited duration;

               (b)  will be a monthly usage-based charge to be

stated on each retail customer's monthly bill;

               (c)  will be in an amount necessary and sufficient

to provide for the full recovery and payment of the Total RRB

Payment Requirements; and

               (d)  will be a component of the SCRC.

          10.  The procedures and methodologies for adjusting the

RRB Charge as necessary to ensure the timely recovery of all RRB

Costs during the term that the RRBs are outstanding, as set forth in the Transaction Description, are just and reasonable, will serve to reconcile the actual RRB Charge collected with the RRB

Charge expected to have been collected during the relevant prior periods in a manner such that the adjusted RRB Charge will be sufficient to provide for the full recovery of the Total RRB

Payment Requirements in accordance with this Finance Order, and comply with RSA 369-B:4, III.

          11.  The procedures and methodologies for ensuring that

the RRB Charge is collected from all retail customers that obtain retail electric service from other electricity service providers,

as described in the Transaction Description, are reasonable and will be sufficient to provide for the full recovery of the Total

RRB Payment Requirements in accordance with RSA 369-B:4, IV and this Finance Order.

          12.  The procedures and methodologies for allocating

amounts collected from retail customers that purchase or

otherwise obtain back-up, maintenance, emergency or other

delivery or energy service, on a pro rata basis among the SCRC and the Delivery Charge, system benefits charge, energy

consumption tax, Hydro-Quebec support payments, and, if

applicable, the transition or default service charges as these charges are identified in Section V of the Conformed Settlement

Agreement and other rates and charges, as described in the

Transaction Description and PSNH's Retail Delivery Service Tariff

as filed with the Commission in DE 99-099, are reasonable.

          13.  The range of rates projected for the RRB Charge,

based on evidence in the record concerning estimated interest costs, electricity costs, other economic factors, and the

procedures and methodologies for establishing rates more

generally set forth in the Conformed Settlement Agreement are equitable, affordable and appropriate and reasonably balance the competing interests of consumers and RRB investors so that RRB investors will realize a reasonable return and retail customers will not suffer any undue burden.

          14.  The assumptions and projections provided in DE 99-

099 upon which the RRB Charge and projections as to future RRB

Charges are based, including but not limited to the load forecast and the projection of wholesale electric prices, are reasonable.

          15.  The Commission finds that the SCRC, averaged over

all customers (including the RRB Charge), will not exceed 3.40

cents/kWh.

     E.   Findings Regarding the Issuance of the RRBs

          16.  The issuance of the RRBs pursuant to the terms of

this Finance Order is reasonable and consistent with the public good.

          17.  The Commission finds that in order to obtain the

highest rating on the RRBs as possible, commensurate with

achieving the lowest overall cost for the RRBs consistent with market conditions then in existence, it is necessary, reasonable and consistent with RSA Chapter 369-B that PSNH be afforded a reasonable degree of flexibility in establishing the terms and conditions of the RRB issuances with respect to the following matters, as long as the resulting issuance is consistent with the

Transaction Description:

               (a)  The amount of the additional capitalization

of the SPE; <FN16>

               (b)  The form, interest rate (whether fixed or

variable), price, amortization schedule, number of series, number of classes and their principal amount, and determination of

credit ratings and other characteristics of RRBs;

               (c)  The all-in cost of the RRBs, provided that as

calculated in accordance with Exhibit 1 attached to this Finance

Order, the all-in cost shall be at least 100 basis points less than PSNH's Pre-Tax Revenue WACC (as defined in Exhibit 2

attached to this Finance Order) as of the date the RRBs are

priced.  In addition, the weighted average life of all series of

RRBs, calculated in accordance with Exhibit 3 attached to this

Finance Order, shall be not less than 2 years and not more than 6 years;

               (d)  The rating agencies from which it will seek

ratings for the RRBs, the number of ratings agencies from which ratings shall be sought, and the actual ratings level targeted;

               (e)  The issuance of variable-rate RRBs, provided

that a fixed-interest rate payment must be used to calculate the

RRB Charge, and if such variable-rate issuance will result in a lower all-in cost associated with the RRBs;

               (f)  The Servicing Fee for any successor Servicer,

if such Fee will be no more than 1.5% of the outstanding

principal balance of the RRBs if the successor Servicer is not billing the RRB Charge in conjunction with other charges;

               (g)  The number of subaccounts of the Collections

Account into which the RRB Charge collections will be deposited;

               (h)  The actual amount of Overcollateralization

and other credit enhancement;

               (i)  Whether it is necessary to obtain a letter of

credit or other credit enhancement to protect against any cash collection losses resulting from the temporary commingling of funds; and

               (j)  Such other up-front and ongoing transaction

costs, as described in the Transaction Description, as may be required by the rating agencies and tax authorities.

          18.  The RRBs will be non-recourse to PSNH and its

assets, but will be secured by a pledge of all right, title, and interest of the SPE in its RRB Property and Other SPE Collateral.

          19.  The determinations by PSNH concerning the final

terms and conditions of the RRBs shall be subject to the

oversight of the State Treasurer. The State Treasurer's oversight shall be part of this docket and not a separate proceeding.  The

State Treasurer's oversight over the terms and conditions of the

RRB issuance shall be governed by the terms of this Finance Order and, pursuant to RSA 369-B:5, XI, shall not be governed by the provisions of RSA Chapter 541 or RSA Chapter 541-A.

          20.  In accordance with RSA 369-B:5, IV and VI, RRBs

issued pursuant to this Finance Order will be treated as notes or bonds of a political subdivision of the State for purposes of the interest and dividends tax imposed under RSA Chapter 77, but will not constitute a debt or liability of the State or of any

political subdivision thereof, and will not constitute a pledge of the full faith and credit of the State or any of its political subdivisions.  In accordance with RSA 369-B:5, V, the issuance of

RRBs pursuant to this Finance Order will not in any way obligate the State or any political subdivision thereof to make

appropriations for payment thereof.

     F.   Findings Regarding the Establishment of RRB Property

          21.  The RRB Charge constitutes "RRB Property" within

the meaning of RSA 369-B:2, XV and will represent a current and irrevocable vested property right including, without limitation,

the right, title and interest of PSNH or the SPE in and to all revenues, collections, claims, payments, money or proceeds of or arising from the RRB Charge authorized pursuant to this Finance

Order to recover the RRB Costs, and to all rights to obtain

adjustments to the RRB Charge pursuant to the terms of this

Finance Order.  As provided in RSA 369-B:2, XV, "RRB Property"

shall constitute a current and irrevocable vested property right,

notwithstanding the fact that the value of such property right may depend upon electricity usage or the performance of certain services.

          22.  Pursuant to RSA 369-B:6, II, the State of New

Hampshire has pledged, contracted and agreed with the owners of the RRB Property and holders of and trustees for RRBs that

neither the State, nor any of its agencies, including the

Commission, will limit, alter, amend, reduce or impair the RRB

Charge, RRB Property, this Finance Order or any rights hereunder or thereunder, or ownership thereof or security interest therein,

until the RRBs, including all principal, interest, premium, costs and arrearages thereon, are fully met and discharged, unless adequate provision is made by law for the protection of the

owners, holders and trustees.

          23.  The RRB Charge imposed, and the RRB Property

established, pursuant to this Finance Order will be irrevocable,

and the prohibition established in RSA 369-B:3, II against any rescission, alteration, or amendment of this Finance Order or the taking of any other action, directly or indirectly, to revalue or revise the RRB Charge or the RRB Costs will be binding upon the

Commission and any successor thereto.

          24.  The owner of the RRB Property will have the right

to recover an aggregate amount equal to the Total RRB Payment

Requirements until the RRBs (or any refunding RRBs authorized by the Commission) have been discharged in full through continued

assessment, collection, and remittance of RRB Charges from all retail customers taking retail electric service.

     G.   Findings Regarding the SPE and the Sale of the RRB
Property to the SPE

          25.  The organization (if necessary) and additional

capitalization of the SPE in accordance with the Transaction

Description or as may be required by the rating agencies and tax authorities will, along with other measures, enable the RRBs to receive the highest investment ratings and therefore be issued at the lowest possible cost under then-current market

conditions.<FN17>

          26.  The SPE is a "financing entity" within the meaning

of RSA 369-B:2, VI.

          27.  The sale and transfer of the RRB Property to the

SPE pursuant to this Finance Order is reasonable.  In accordance with RSA 369-B:6, V, the sale and transfer of the RRB Property by

PSNH to the SPE pursuant to this Finance Order shall be treated as an absolute transfer of all of PSNH's right, title, and

interest, as a legal true sale, and not as a pledge or other financing, of the RRB Property, in each case notwithstanding the following, which are hereby determined not to affect such

absolute transfer and legal true sale: (i) any contrary treatment of such transfer for accounting, tax or other purposes, (ii)

certain indemnities (including mandatory redemption or repurchase obligations related thereto) provided for in the RRBs or in the

RRB transaction documents, (iii) PSNH's collection of RRB Charges pursuant to the Servicing Agreement authorized by this Finance

Order, or (iv) PSNH's providing any credit enhancement to the SPE as described in the Transaction Description.

          28.  PSNH's proposed use of the proceeds from the sale

of the RRB Property to the SPE as described in the Transaction

Description constitutes permissible uses of such proceeds in accordance with RSA 369-B:5, II.

     H. Findings Regarding Related Agreements and Accounting and Collections

          29.  PSNH is authorized to enter into a Servicing

Agreement and Administration Agreement with the SPE to consummate the RRB Transaction and to implement this Finance Order, as

described in the Transaction Description.  Such Servicing and

Administration Agreements shall be in substantially the same form in material respects as those entered into between PSNH and PSNH

Funding LLC in connection with the Series 2001-1 RRBs, each as filed by PSNH with the Commission in DE 99-099 on April 26, 2001.

PSNH shall file a copy of the executed Servicing and

Administration Agreements with the Commission within three

business days of their effective dates.

          30.  Based upon PSNH's accounting and billing

information systems capabilities, the proposed billing,

collection and remittance of actual RRB Charges is reasonable.

To the extent estimation of RRB Charge collections is required for remittance to the SPE, such estimation methodology will be subject to rating agency approval and, prior to the issuance of

RRBs, the oversight of the State Treasurer.

          31.  The RRB Charge billing, collection, and remittance

procedures to be imposed upon any approved TPS, as set forth in the Transaction Description, are commercially reasonable and comply with the provisions of RSA 369-B:4, IV.  The Commission finds that the billing, collection and remittance of RRB Charges by a TPS may increase the risk of shortfalls in the RRB Charge collections.  The Commission also finds that the risk of

interruption may increase the risk to investors, potentially reducing the credit ratings and increasing the cost of the RRBs.

The standards for such procedures set forth in the Transaction

Description are consistent with those imposed by public utility commissions in connection with recent securitization approvals of similar size and complexity.  See September Finance Order; Re

Public Service Electric and Gas Company, 197 PUR4th 102 (NJBPU,

September 17, 1999); Re Boston Edison Company, 193 PUR4th 274

(MDTE, April 2, 1999).

          32.  PSNH's plan to account for, and ultimately credit

to ratepayers, any amounts remaining in the Collection Account,

with the exception of the amount remaining in the Capital

Subaccount, after the RRBs are paid in full and the Total RRB

Payment Requirements have been discharged is reasonable and is in accordance with RSA Chapter 369-B.

X.   FINDINGS REGARDING PSNH'S USE OF PROCEEDS

          33.  The use of proceeds by PSNH, as described in the

Transaction Description is just and reasonable.  Any subsequent review by the Commission of the use of proceeds by PSNH shall not suspend the effectiveness of this Finance Order.

XI.  APPROVALS and AUTHORIZATIONS

     Based on the foregoing, the Commission hereby GRANTS the

following Approvals and Authorizations:

     A.   Overall Approval

          1.   PSNH is authorized to consummate the RRB

Transaction upon the authority granted in this Finance Order without further action or order by this Commission.



          2.   The issuance of this Finance Order, the

implementation of the securitization proposal and the

consummation of the RRB Transaction are consistent with the

public good, will result in benefits to retail customers that are substantially consistent with the principles contained in RSA 374-

F:3, RSA 369-A:1, X and RSA 369-B:1, XI, with RSA 369-A:1, XI and with RSA Chapter 369-B, and are hereby approved.  This Finance

Order is approved under the authority of and issued pursuant to

RSA Chapter 369-B.



          3.   This Finance Order and the RRB Charge <FN18>

authorized to be imposed and collected pursuant to this Finance

Order shall be irrevocable and neither this Commission nor any successor thereto shall take any action to rescind, alter or amend this Finance Order or otherwise to, directly or indirectly,

revalue or revise for ratemaking purposes the RRB Costs, or the costs of providing, recovering, financing, or refinancing the RRB

Costs, determine that such RRB Charge is unjust or unreasonable,

or in any way reduce or impair the value of the RRB Property either directly or indirectly by taking such RRB Charge (other than the portion of such RRB Charge constituting a servicing fee payable to PSNH) into account when setting other rates for PSNH,

nor shall the amount of revenues arising with respect to the RRB

Charge be subject to reduction, impairment, postponement or

termination.



     B.   Approval Regarding the Establishment of the RRB Costs

          4.   The Commission approves and designates as RRB

Costs, within the meaning of RSA 369-B:2, XIV: (i) an amount no greater than $53 million <FN19> of PSNH's stranded costs and up-

front transaction costs, as detailed in this Finance Order and described in the Transaction Description; and (ii) ongoing

transaction costs, the cost of any credit enhancement associated with the RRB Transaction, the cost of any swap agreement or hedge transaction related to the RRBs, and any other fee, cost or

expense in respect of the RRBs as described in the Transaction

Description.

     C.   Approvals Regarding the RRB Charge

          5.   The RRB Charge to be established, adjusted,

maintained and collected from all retail customers taking retail electric service during the term that the RRBs are outstanding in accordance with the terms of RSA Chapter 369-B, the Transaction

Description, and the Findings is just and reasonable and is

hereby approved.

          6.   The initial RRB Charge, as determined in

accordance with the Transaction Description and RSA Chapter 369-

B, and to be filed in the Issuance Advice Letter, is just and reasonable and is hereby approved.  Such initial RRB Charge will be effective upon such filing.<F/N20>

          7.   The procedures and methodologies set forth in this

Finance Order for adjusting the RRB Charge during the term that the RRBs are outstanding, as described in the Transaction

Description, are just and reasonable, and are hereby approved.

          8.   The procedures and methodologies set forth in this

Finance Order for ensuring that the RRB Charge is collected from all retail customers that obtain retail electric service from other electricity service providers, as described in the

Transaction Description, is just and reasonable, and is hereby approved.

          9.   The procedures and methodologies for allocating

amounts collected from retail customers that purchase or

otherwise obtain back-up, maintenance, emergency or other

delivery or energy service, on a pro rata basis among the SCRC and the Delivery Charge, system benefits charge, energy

consumption tax, Hydro-Quebec support payments, and, if

applicable, the transition or default service charges as these charges are identified in Section V of the Conformed Settlement

Agreement, and other rates and charges, as described in the

Transaction Description and PSNH's Retail Delivery Service Tariff

as filed with the Commission in this proceeding, are reasonable,

and such procedures and methodologies are hereby approved.

          10.  The SCRC, averaged over all customers (including

the RRB Charge), shall not exceed 3.40 cents/kWh per RSA 369-B:3

IV(b)(9).

     D.   Approvals Regarding the Issuance of the RRBs

          11.  Subject to Approval No. 13 below, the issuance of

the RRBs substantially in accordance with the Transaction

Description, including but not limited to the terms and amounts of the RRBs, the expected final maturity of the RRBs of up to approximately 6 years, the legal final maturity of the RRBs

complying with RSA 369-B:5, VIII, the up-front and ongoing

transaction costs expected to be incurred in issuing the RRBs,

the costs of any credit enhancements, and the uses of the

proceeds from the issuance of the RRBs, is reasonable and

consistent with the public good, and is hereby approved.

          12.  Subject to Approval No. 13 below, and as long as

consistent with Finding No. 17 above, the final terms and

conditions of the RRBs authorized by this Finance Order,

including but not limited to the schedule of principal

amortization, credit enhancement, frequency of principal or

interest payments, the interest rates on the RRBs and manner of setting such interest rates (fixed or variable), redemption

features, the manner of sale of the RRBs, the number and

determination of credit ratings and all other terms and

conditions of the RRBs, the approval of final transaction

documents, and certain up-front and ongoing transaction costs,

shall, to the extent consistent with the provisions of this

Finance Order, be determined by PSNH at the time RRBs are priced and after input from the rating agencies, tax authorities, the underwriters, and the State Treasurer.  This procedure for

issuing the RRBs, based on current market conditions and directed to achieve the lowest overall cost possible, including the filing of the Issuance Advice Letter, in accordance with this Finance

Order is reasonable and consistent with the public good, and is hereby approved.

          13.  PSNH is authorized to consummate the issuance of

the RRBs in one or more series upon such terms as may be

established by or on behalf of PSNH at the time of issuing such securities, so long as (a) the all-in cost of the RRBs,

calculated in accordance with Exhibit 1 attached to this Finance

Order, is at least 100 basis points less than PSNH's Pre-Tax

Revenue WACC (as defined in Exhibit 2 attached to this Finance

Order) as of the date that the RRBs are priced, and (b) the

weighted average life of all series of RRBs, calculated in

accordance with Exhibit 3 attached to this Finance Order, is not less than 2 years and not more than 6 years.

          14.  The determinations by PSNH concerning the final

terms and conditions of the RRBs shall be subject to the

oversight of the State Treasurer.  PSNH shall cooperate with the

State Treasurer and her advisers throughout the entire process of issuing the RRBs, including but not limited to providing the

State Treasurer and her advisers with drafts of all documents pertaining to the issuance of the RRBs and an opportunity to comment on such documents as well as such other information and materials as the State Treasurer or her advisers may reasonably request.

          15.  The State Treasurer shall provide a report of the

results and conclusions of her oversight activities to the

Commission and PSNH (the "Report") within 90 days after the RRB issuance.

          16.  If, at any time (but not later than three business

days prior to the closing for the RRBs) the State Treasurer

concludes that PSNH has failed to exercise fiscal prudence or to achieve the lowest overall cost for the RRBs, the State Treasurer shall promptly notify the Commission and PSNH in writing of such conclusion (the "State Treasurer's Preliminary Conclusion").

Such written notice shall include in reasonable detail the basis for the State Treasurer's Preliminary Conclusion.  Such

notification by the State Treasurer to the Commission and PSNH

shall not suspend the effectiveness of this Finance Order.

          17.  If the State Treasurer (i) shall have delivered to

the Commission and PSNH a written notice pursuant to Approval No.

16 above and (ii) concludes that PSNH caused the RRBs to be

issued without adequately addressing the State Treasurer's

Preliminary Conclusion (the "State Treasurer's Final

Conclusion"), the State Treasurer shall include in its Report in reasonable detail the basis for the State Treasurer's Final

Conclusion.  Such filing by the State Treasurer with the

Commission shall not suspend the effectiveness of this Finance

Order.

          18.  Upon receipt of the Report, delivered pursuant to

Approval No. 17 above and containing therein the State

Treasurer's Final Conclusion, the Commission may conduct such further proceedings as it deems appropriate to determine if, as a result of PSNH's failure to adequately address the State

Treasurer's Preliminary Conclusion, PSNH failed to exercise

prudence and achieve the lowest overall cost for the RRBs.  If the Commission so determines that PSNH failed to exercise fiscal prudence or to achieve the lowest overall cost for the RRBs, the

Commission may reduce Part 3 of the SCRC by the Present Value (as defined in the Conformed Settlement Agreement) of the excess costs, if any, that the Commission determines were incurred as a result of such failure.  Such further proceedings shall not

suspend the effectiveness of this Finance Order.

          19.  In accordance with RSA 369-B:5, IV and VI, RRBs

issued pursuant to this Finance Order will be treated as notes or bonds of a political subdivision of the State for purposes of the interest and dividends tax imposed under RSA Chapter 77, but will not constitute a debt or liability of the State or of any

political subdivision thereof, and will not constitute a pledge of the full faith and credit of the State or any of its political subdivisions.  In accordance with RSA 369-B:5, V, the issuance of

RRBs pursuant to this Finance Order will not in any way obligate the State or any political subdivision thereof to make

appropriations for their payment.

     E.   Approvals Regarding the Establishment of the RRB
Property

          20.  The creation and establishment for the benefit of

PSNH (or any assignee in accordance with the terms of this

Finance Order) of the RRB Property is hereby approved.  Such RRB

Property, constituted and effective in accordance with RSA 369-

B:2, XV, will be entitled to all treatment and rights accorded to

RRB Property under RSA Chapter 369-B.

          21.  The RRB Property established by this Finance Order

will represent a continuously existing current and irrevocable vested property right in accordance with the provisions of RSA

369-B:2, XV and RSA 369-B:6, I for all purposes, including for the purpose of contracts relating to or securing the RRBs,

whether or not the revenues and proceeds arising with respect to the RRB Charge have accrued at the time of this Finance Order,

and will include, without limitation, the right, title, and

interest in and to all revenues, collections, claims, payments,

money, or proceeds of or arising from or constituting (a) the RRB

Charge authorized by this Finance Order including the initial RRB

Charge set forth in the Issuance Advice Letter as may be adjusted from time to time in order to recover RRB Costs and to generate amounts sufficient to discharge an amount equal to the sum of the

Periodic RRB Payment Requirements, for the period which such RRB

Charge will be billed, as found and authorized herein, and (b)

all rights to obtain periodic adjustments and non-routine

adjustments to the RRB Charge in accordance with the True-Up

Mechanism.

          22.  The RRB Property created and established by this

Finance Order will constitute a current and irrevocable vested property right of the owner thereof or its assignee or

transferee, which continuously exists with all of the rights and privileges of RSA 369-B:2, XV, RSA 369-B:6, and RSA 369-B:7 until the owner or its assignee or transferee has received RRB Charges sufficient to discharge the Total RRB Payment Requirements in full.  Such property right may not be limited, altered, amended,

reduced, or impaired by any subsequent actions of the State, any of its agencies, including the Commission, PSNH or any third party, and shall, to the fullest extent permitted by law, be enforceable against PSNH, its successors and assigns, and all other third parties, including judicial lien creditors, claiming an interest therein by or through PSNH or its successors or

assigns.  Nothing in this paragraph shall preclude such

limitation, alteration, amendment, reduction, or impairment if and when adequate provision shall be made by law for the

protection of the owner of the RRB Property or its assignee or transferee.

     F.   Approvals Regarding the SPE

          23.  The creation (if necessary) of a bankruptcy-remote

SPE in accordance with the Transaction Description, to which the

RRB Property subject to this Finance Order may be sold, is hereby approved.<F/N21>

          24.  The additional capitalization by PSNH of the SPE,

in accordance with the Transaction Description and Findings, is hereby approved. <F/N22>

     G.   Approvals Regarding the Sale and Assignment of the RRB
Property

          25.  The sale or assignment, without recourse, by PSNH

of all of its right, title and interest in the RRB Property to the SPE, and the acquisition of such RRB Property by the SPE, in accordance with the Transaction Description is hereby approved.

          26.  The sale by PSNH of the RRB Property to the SPE in

accordance with the Transaction Description will be pursuant to and governed by RSA 369-B:6, III and V, and, accordingly, will be treated as an absolute transfer of all of PSNH's rights, title,

and interest, as a legal true sale, and not as a pledge or other financing, of the RRB Property, in each case notwithstanding the following, which are hereby determined not to effect such

absolute transfer and legal true sale:  (i) any contrary

treatment of such transfer for accounting, tax or other purposes,

(ii) certain indemnities (including mandatory redemption or

repurchase obligations related thereto) provided for in RRBs or in the RRB Transaction Documents, (iii) PSNH's collection of the

RRB Charge pursuant to the Servicing Agreement authorized by this

Finance Order, or (iv) PSNH's providing any credit enhancement to such SPE as described in the Transaction Description.

          27.  Upon the effectiveness of the sale and assignment

of the RRB Property, the SPE, as owner of the RRB Property, and the holders of the RRBs, or any trustee acting therefor, will be entitled to rely on and shall be entitled to the benefit of the pledge, contract and agreement of the State of New Hampshire set forth in RSA 369-B:6, II, and the SPE is hereby authorized to include this pledge, contract, agreement and acknowledgment of the State in any contracts with current or prospective holders,

or any trustee therefor, of the RRBs, or in any documentation relating to the RRBs.

          28.  Upon the effectiveness of the sale and assignment

of the RRB Property: (i) the SPE shall have all of the rights originally held by PSNH with respect to such RRB Property,

including, without limitation, the right to exercise any and all rights and remedies, including the right to authorize the

Servicer to disconnect service (including backup service) to the extent permitted by RSA 369-B:4, IV, and applicable regulations,

to assess and collect any amounts payable by any customer in respect of such RRB Property, notwithstanding any objection or direction to the contrary by PSNH, as initial Servicer, or any successor Servicer, and (ii) any payment by any customer to the

SPE shall discharge such customer's obligations in respect of such RRB Property to the extent of such payment, notwithstanding any objection or direction to the contrary by the Servicer.

          29.  Upon the effectiveness of the sale and assignment

of the RRB Property to the SPE, PSNH or any successor Servicer shall not be entitled to recover RRB Charges other than for the benefit of the SPE or its successor, in accordance with RSA 369-

B:6, IV and PSNH's or any successor's duties as Servicer of such

RRB Property as authorized by this Finance Order.

     H.   Approvals Regarding the Establishment of a Statutory
Security Interest in the RRB Property

          30.  Pursuant to RSA 369-B:7, VIII, upon the effective

date of this Finance Order, there shall exist a statutory first priority lien on all RRB Property then existing or thereafter arising pursuant to the terms of this Finance Order.

          31.  Such lien shall secure all obligations, then

existing or subsequently arising, to the holders of  RRBs, the trustee or representative for such holders and the SPE and shall arise by operation of law automatically without any action on the part of PSNH or any other person.  Such lien shall be valid,

perfected, and enforceable upon the effectiveness of this Finance

Order without any further public notice.  PSNH does expect to file financing statements with respect to the RRB Property which will constitute a protective filing pursuant to RSA 369-B:7,

VIII.  If the RRB Property subject to this Finance Order is

transferred and sold to more than one SPE, any collections in respect of the undivided beneficial interests in RRB Charges related to such RRB Property will be allocated pro rata among such undivided beneficial interests to give effect to the pari passu first priority statutory liens on the SPE's portion of the

RRB Property subject to this  Finance Order.

          32.  The pledge by the SPE of all of its interest in

the RRB Property and the Other SPE Collateral, to secure RRBs issued in connection with such pledge, is hereby approved.

     I.   Approvals Regarding Third Party Suppliers

          33.  Any TPS that may be permitted to collect RRB

Charges shall (i) meet the creditworthiness criteria to be

established by the Commission and, at a minimum, the criteria set forth and approved in this Finance Order; and (ii) comply with the billing, collection and remittance procedures and information access requirements and such other procedures contained in the

RRB Transaction documents as the rating agencies may require,

once such additional procedures are approved by the Commission.

          34.  The RRB Charge billing, collection, and remittance

procedures to be imposed upon any approved TPS, as set forth in the Transaction Description, and found, in Finding No. 31, above,

to be commercially reasonable and in compliance with the

provisions of RSA 369-B:4, IV, are hereby approved.

     J.   Approval Regarding Swap and Hedge Transactions

          35.  Subject to Approval No. 13 above, the

implementation of swap agreements or other hedge transactions in connection with the RRBs consistent with the Transaction

Description and Findings, above, is consistent with the public good and is hereby approved.  Interest payments made to a

counterparty of a swap agreement or hedge transaction, and the costs of implementing such transaction, shall constitute "RRB

Costs" within the meaning of RSA 369-B:2, XIV, shall be

calculated in and recovered through the RRB Charge, and shall be entitled to all the rights and protections under this Finance

Order and RSA Chapter 369-B as other RRB Costs, just as if the

RRBs were fixed rate instruments and these amounts were directly due to holders of the RRBs.

     K.   Approvals Regarding Servicing and Collection
Procedures, and Accounts

          36.  The Servicing Agreement, to the extent it is

substantially consistent in material respects with the

description of such agreement in the Transaction Description and the servicing agreement entered into in connection with the

Series 2001-1 RRBs, as filed by PSNH with the Commission in DE 99-

099 on April 26, 2001, under which PSNH will agree to continue to operate its distribution system to provide service to retail customers, to bill and collect RRB Charges for the benefit and account of such SPE or its assigns, and to account for and remit these amounts to or for the account of such SPE or its assigns,

including the amount of the Servicing Fee imposed thereunder, is reasonable and consistent with the public good, and is hereby approved.  Pursuant to RSA 369-B:6, IV, PSNH shall enter into the

Servicing Agreement, and any successor Servicer shall be required to enter into a similar Servicing Agreement.

          37.  The RRB Charge billing, collection and remittance

procedures, as described in the Transaction Description, subject to rating agency approval to the extent estimation of RRB Charge collections is required, are reasonable, consistent with the public good and are hereby approved.

          38.  In the event of a default by a Servicer in

remittance of RRB Charges, the Commission will, in accordance with RSA 369-B:7, VI and VIII, upon application by (i) the

trustee or holders of the RRBs, (ii) the trustee for the SPE or its assignees, or (iii) pledgees or transferees of the RRB

Property, order the sequestration and payment to or for the

benefit of the pledgees or transferees of the revenues arising with respect to the RRB Property.

          39.  In the event of a default by a Servicer under any

Servicing Agreement with respect to RRBs, the SPE or the trustees or representatives of the holders of RRBs may appoint a successor

Servicer for the RRB Property, subject to the approval of the

Commission, who shall promptly assume billing responsibilities for RRB Charges.  The Commission shall act on an expedited basis within 30 days to approve such successor Servicer.  Such

successor Servicer shall assume all rights and obligations under

RSA Chapter 369-B and this Finance Order as though it were the

Servicer at the time such RRBs were issued.

          40.  The Servicer will allocate amounts collected from

each retail customer on a pro rata basis among the SCRC and the

Delivery charge, system benefits charge, energy consumption tax,

Hydro-Quebec support payments, and, if applicable, the transition or default service charges as these charges are identified in

Section V of the Conformed Settlement Agreement.  Such amounts so allocated to the SCRC shall, in accordance with the Conformed

Settlement Agreement, in turn be allocated pro rata to the

combined RRB Charge for the Series 2001-1 RRBs and any RRBs

issued pursuant to this Finance Order (i.e., Part 1 of the SCRC)

and to any remaining portion of the SCRC not the subject of a finance order (i.e., Parts 2 and 3 of the SCRC, as described in the Conformed Settlement Agreement).  Further, such amounts so allocated to the combined RRB Charge shall in turn be allocated pro rata to the RRB Charge for the Series 2001-1 RRBs and to the

RRB Charge for any RRBs issued pursuant to this Finance Order based on the respective amount of each such RRB Charge.

          41.  A successor Servicer may not replace PSNH as

Servicer in any of its servicing functions with respect to the

RRB Charge and the RRB Property authorized by this Finance Order unless (i) such replacement is requested by RRB holders, (ii)

such replacement will not cause the then current credit ratings on RRBs to be withdrawn or downgraded, or (iii) the successor

Servicer is the successor to PSNH's distribution system.

          42.  Regardless of who is responsible for billing of

the RRB Charge, the RRB Charge will be assessed against and

collected from all PSNH's retail customers taking retail electric service.  Any retail customer will continue to be responsible for payment of the RRB Charge billed, but not yet remitted, to the

Servicer to the extent such customer has not paid the RRB Charge billed to it.

          43.  In the event of a failure of any retail customer

to pay the RRB Charge, the Servicer or any approved TPS is

authorized to disconnect retail electric service to such customer in accordance with RSA 369-B:4, IV and applicable regulations.

          44.  PSNH, as initial Servicer, or any successor

Servicer, shall be entitled to an annual Servicing Fee.  The

Commission approves the Servicing Fee as follows:  As initial

Servicer, PSNH will be paid a Servicing Fee equal to 0.25% of the outstanding principal balance of the RRBs, which fee will be included in the calculation of the RRB Charge.  A successor

Servicer will be paid a Servicing Fee equal to no more than 1.5%

of the outstanding principal balance of the RRBs, if such

successor Servicer is not billing the RRB Charge in conjunction with other charges.  If the successor Servicer is billing the RRB

Charge in conjunction with other electric service charges, then the Servicing Fee payable to such successor Servicer will be

0.25% of the outstanding principal balance (equal to the fee payable to PSNH as initial Servicer).

          45.  PSNH, as initial Servicer, may not voluntarily

resign its duties as Servicer without prior written approval of the Commission.  In any event, PSNH shall not resign as Servicer if such resignation would result in the reduction or withdrawal of the credit rating for the RRBs.

          46.  The establishment and procedures for maintenance

of the Collection Account, the General Subaccount, the Capital

Subaccount, and the Reserve Subaccount in accordance with the

Transaction Description are reasonable, consistent with the

public good and are hereby approved.<F/N23>

          47.  Any amounts accounted for in the Reserve

Subaccount, which represent collections in excess of the fully funded credit enhancement reserves, at the time that PSNH

calculates a periodic RRB Charge adjustment, will be incorporated in such adjustment, in accordance with RSA 369-B:4, III.  PSNH,

as initial Servicer (or any successor Servicer), shall account for, and ultimately credit to retail customers, any amounts

remaining in the Collection Account after the RRBs are paid in full, such as any overcollateralization amounts, including

interest earnings thereon, or RRB Charge collections that remain after the Total RRB Payment Requirements have been discharged.

Such amounts will be released to the SPE, upon retirement of the

RRBs and discharge of the Total RRB Payment Requirements.  These amounts will be credited to retail customers through a subsequent ratemaking proceeding or such other manner as the Commission may direct at that time.

     L.   Approval Regarding Municipalization

          48.  Pursuant to RSA 369-B:4, VIII, in the event of the

municipalization of a portion of PSNH's service territory, the

Commission shall, in matters over which the Federal Energy

Regulatory Commission does not have jurisdiction, or has

jurisdiction but chooses to grant jurisdiction to the State,

determine, to a just and reasonable extent, the consequential damages such as stranded investment in generation, storage, or supply arrangements resulting from the purchase of plant and property from PSNH and RRB Costs, and shall establish an

appropriate recovery mechanism for such damages.  Any such

damages shall be established, and shall be allocated between the

RRB Charge and PSNH's other rates and charges, in a just and reasonable manner.

     M.   Approval Regarding Administration Agreement

          49.  The Administration Agreement, to the extent it is

substantially consistent in material respects with the

description of such agreement in the Transaction Description and the administration agreement entered into in connection with the

Series 2001-1 RRBs, as filed by PSNH with the Commission in DE 99-

099 on April 26, 2001, under which PSNH shall perform

administrative services and provide facilities for the SPE to ensure that it is able to perform such day-to-day operations under the RRB Transaction documents, including the amount of the

Administration Fee (which shall be an annual amount not to exceed

0.01% of the original principal balance of the RRBs and which will be included in the calculation of the RRB Charge), is

reasonable and consistent with the public good, and is hereby approved.

     N.   Approval Regarding Financial Accounting Treatment

          50.  The financial accounting treatment proposed by

PSNH for the RRBs and the RRB Transaction, as described in the

Transaction Description, is reasonable, consistent with the

public good, and is hereby approved.

     O.   Approvals Regarding Reports

          51.  At least three business days in advance of the RRB

issuance, PSNH shall file with the Commission, for informational purposes, an Issuance Advice Letter setting forth the final

structural details of the RRBs, including the repayment terms (in accordance with the expected amortization schedule), the initial

RRB Charge, the amount necessary for credit enhancement, the identification of the SPE, and the transaction costs of issuance.

Such filing shall not be a condition to the effectiveness of this

Finance Order or the issuance of the RRBs.

          52.  Within 90 days following the RRB issuance, and

within 60 days of the end of each fiscal quarter thereafter until the proceeds have been applied in full, PSNH shall file with the

Commission a report showing the use of RRB proceeds in compliance with this Finance Order.  Such filing shall not be a condition to the effectiveness of this Finance Order or the issuance of RRBs.

     Based on the foregoing, it is hereby

     ORDERED, that PSNH's request for issuance of a Finance Order is APPROVED, as modified by and subject to the terms of the

Transaction Description contained herein, and consistent with the

Findings and Approvals and Authorizations granted.

     By order of the Public Utilities Commission of New Hampshire this sixth day of December, 2001.


/s/ Thomas B. Getz	  /s/ Susan S. Geiger     /s/ Nancy Brockway
    Thomas B. Getz         Susan S. Geiger         Nancy Brockway
    Chairman               Commissioner            Commissioner

Attested by:



/s/ Debra A. Howland
    Debra A. Howland
    Executive Director &
    Secretary

                            EXHIBIT 1
                           ALL-IN COST

ALL-IN COST COMPUTATION:

The all-in cost will be the internal rate of return of the series of cashflows beginning with the initial principal balance, followed by the Periodic RRB Payment Requirement to be paid at each payment date. All computations will be based on a 30/360 day-count convention and semi-annual compounding.



r                  p2 +i2 +f2      -   P  = 0
E        X         1 + r
2-1                    n


For all-in cost, solve for r.

r       =     all-in cost
p       =     scheduled principal payment
i       =     scheduled interest payment
f       =     overcollateralization (net of interest
              earnings) and fees and expenses
              (excluding servicing fees)
P       =     initial issuance amount
t       =     payment period (which, in the case of the
              first or last payment period, may be more
              or less than a full period)
T       =     total number of payment periods
n       =     number of payment periods in a year (e.g.
              for semiannual payments, n=2)


Illustrative Example:<F/N24>


Assumptions
Issuance amount:                     $100mm
Issuance date:                       1/1/2000
Final maturity:                      1/1/2004
Payment dates:                       January 1st every year
Coupon:                              7.5% per annum
Overcollateralization (net of        $0.04mm
interest earnings) and fees and
expenses per annum (excluding
servicing fees):

Principal Payment    Payment        Principal     Principal
Schedule:            Date             Payment        Ending
                                        ($mm)       Balance
                                                      ($mm)

                     Issuance               -           100
                     date
                     1/1/2002              10            90

                     1/1/2003              20            70

                     1/1/2004              30            40

                     1/1/2005              40             -

                     Total               $100

Calculation

Payment     (t)       (p)       (i)           (f)        (p)+(i)
Date      Payment  Principal  Interest  Overcollateral-  +(f)($m
           Period   Payment   Payment   ization, Fees,     m)
                     ($mm)     ($mm)          and
                                         Expenses($mm)
1/1/2002         1     10.00      7.50             0.04    17.54

1/1/2003         2     20.00      6.75             0.04    26.79

1/1/2004         3     30.00      5.25             0.04    35.29

1/1/2005         4     40.00      3.00             0.04    43.04

Total                 100.00


r              p2+i2+ f2        -    P  =   0
E      X        1 + r t
2-1                  n

Payments are annual so n = 1.

17.54     26.79    35.29    43.04
       +         +        +        -  100  =  0

(1+r)1    (1+r)2   (1+r)3  (1+r)4


Solve for r.
All-in cost = r = 7.55%

                                  EXHIBIT 2
                      PRE-TAX REVENUE WACC

As used in this Finance Order, "Pre-Tax Revenue WACC" shall mean, as of any date, PSNH's "ROR" (rate of return) set forth in its most recent filing with the Commission pursuant to Docket No. IR 90-218, multiplied by the applicable "GRCF" (gross revenue conversion factor) filed with the Commission pursuant to Docket No. DR 97-059, calculated in accordance with the following example:<F/N25>

Calculation of ROR


Capital     3/31/99B   3/31/00End  Averag     %     Embedd    ROR
Structure   eginning       of         e               ed
(Average)      of      Period(000  (000s)            Cost
             Period        s)
             (000s)

Long Term   $516,485     $516,485   $516,485  39.40%    8.24%  3.25%
Debt

Preferred     75,000       50,000     62,500   4.77%    9.54%  0.46%
Stock
Issued

Common       701,652      761,821   731,737    5.83%    9.62%  5.37%
Equity

Total       $1,293,1   $1,328,306   $1,310   100.0           9.07%
Capital-          37                  ,722      0%
ization


Calculation of Embedded Cost


Total Cost of Long        $42,539  /  $516,485   =   8.24%
Term Debt
Preferred Dividends        $5,963  /  $ 62,500   =   9.54%
Declared
ROE Calculation           $70,396  /  $731,737   =   9.62%
                        (Earnings     (Average       (Net
                              for     Common         Income
                          Common)     Equity)        ROE)\
                                                     <F/N26>

Calculation of Pre-Tax Revenue WACC


                     ROR       GRCF      Pre-Tax
                                         Revenue
                                           WACC

Long Term Debt      3.25%     1.0000      3.25%

Preferred Stock     0.46%     1.5489      0.70%
Issued
Common Equity       5.37%     1.5489      8.32%


Total                                     12.27%


Pre-Tax Revenue WACC = 12.27%

                            EXHIBIT 3

                      WEIGHTED AVERAGE LIFE

Weighted Average Life (WAL) computation:

To calculate the WAL of the RRBs, sum the product of each principal payment with the number of days between the corresponding principal payment date and the RRB issuance date
(based on a 360-day year and 30-day months). Then, divide this sum by the product of the total principal amount of the RRBs and 360 to calculate the WAL in years.

                 r

                 E    (p (d-I))

WAL  =          =1

                        360P

p    = scheduled principal payment
d    = payment date
I    = issuance date
t    = payment period (which, in the case of the first or last
payment period, may be more or less than a full period)

P    = initial issuance amount
T    = total number of payment periods
Note: (dt-I) represents days from and excluding issuance date (I) to and including payment date (dt), based on a 360-day year of twelve 30-day months.

Illustrative Example: <F/N27>


Assumptions
Issuance amount:     $100mm
Issuance date:       1/1/2001
Final maturity:      1/1/2011

Payment dates:       January 1st every                Principal
Principal Payment    year Payment        Principal    Ending ($mm)
Schedule:            Date                Payment($mm) Balance($mm)

                     Issuance               -            100
                     date
                     1/1/2002               5             95

                     1/1/2003               5             90

                     1/1/2004               5             85

                     1/1/2005               5             80

                     1/1/2006               5             75

                     1/1/2007              10             65

                     1/1/2008              10             55

                     1/1/2009              15             40

                     1/1/2010              20             20

                     1/1/2011              20              -

                     Total               $100

Calculation


Payment        (t)       (pt)       (dt-I) Days       pt(dt-I)
Date            Payment  Principal   Between
                 Period    Payment   Issuance Date
                             ($mm)     and Payment
                                         Date

1/1/2002              1          5             360     1,800

1/1/2003              2          5             720     3,600

1/1/2004              3          5           1,080     5,400

1/1/2005              4          5           1,440     7,200

1/1/2006              5          5           1,800     9,000

1/1/2007              6         10           2,160    21,600

1/1/2008              7         10           2,520    25,200

1/1/2009              8         15           2,880    43,200

1/1/2010              9         20           3,240    64,800

1/1/2011             10         20           3,600    72,000

Total                          100                   253,800
                r

                E     (p2 (d1-I))

WAL  =        1-0/    =  5(360)+5(720)+5(1,080)+5(1,440)+10(2,160)
              60P        +10(2,520)+15(2,880)+20(3,240)+20(3,600)
                         /360(100)


     = 7.05 years

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<F1> The definitions of "retail customers" and "retail electric service" set forth in RSA 369-B:2, XI and XII are incorporated herein.

<F2> This amount is based on the buyout payment required as of
October 1, 2001 pursuant to the Whitefield agreement. Under the agreement, to the extent payment is made after October 1, 2001, the required buyout payment amount will decrease on a daily basis.

<F3> The final securitization amount will be determined
immediately prior to RRB issuance and will reflect the timing of the Whitefield buyout payment and actual financing costs. See supra note 2.

<F4> It is anticipated that the RRBs will be issued through PSNH
Funding LLC, the issuer of the Series 2001-1 RRBs. If required by the rating agencies or if it is otherwise determined to be necessary or desirable, the RRBs may be issued through a separate, newly-organized SPE. In either case, the SPE used will be as described in this Finance Order.

<F5> If PSNH organizes a new SPE for this RRB issuance (instead of issuing the RRBs through PSNH Funding LLC), PSNH will still contribute an amount anticipated to be at least 0.50% of the initial principal balance of RRBs as an initial capital contribution to the new SPE.

<F6> A copy of the administration agreement between PSNH and PSNH
Funding LLC for the Series 2001-1 RRBs was filed with the Commission in DE 99-099 on April 26, 2001.

<F7> RSA 369-B:5, VIII provides: "Rate reduction bonds shall mature at such time or times approved by the commission in the finance order, but not more than 14 years after competition day."
Competition Day was May 1, 2001.

<F8> The September Finance Order authorized the establishment of an RRB Charge, which is a portion of the SCRC. The initial RRB Charge, as established in the issuance advice letter filed by PSNH with the Commission on April 23, 2001, was approximately
1.48 cents/kilowatt-hour, and that initial RRB Charge was revised on September 26, 2001, to approximately 1.34 cents/kilowatt-hour as a result of the first semi-annual true-up of that charge.
PSNH now seeks authorization to increase the total RRB Charge in an amount sufficient to meet the Total RRB Payment Requirements, taking into account the RRBs issued pursuant to this Finance Order.

<F9> RSA 369-B:4, V provides that the finance order shall specify how amounts collected from a retail customer shall be allocated between the RRB Charge and other rates and charges.

<F10> In connection with the issuance of the Series 2001-1 RRBs, the rating agencies required the SPE to establish two additional subaccounts the Servicer Advance Subaccount (which holds an amount to fund, under certain circumstances, enforcement actions by the Servicer on behalf of RRB holders under RSA Chapter 369-B or the September Finance Order) and the Interest Reserve Subaccount (which holds an interest reserve amount intended to enhance the likelihood that payments of interest on the RRBs will be made on a timely basis). PSNH believes that similar additional subaccounts may be required for any RRBs issued pursuant to this Finance Order.

<F11> These dates correspond to the schedule for the filing of
Routine True-Up Letters for the Series 2001-1 RRBs (i.e., each semiannual anniversary of the closing for the Series 2001-1 RRBs, as set forth in the September Finance Order), thereby allowing the periodic True-Up Mechanisms for both transactions to be applied on a coordinated basis. Unless the RRB Transaction happens to close on October 25, 2001 (or a later April 25 or October 25), PSNH may schedule the first periodic true-up later than six months after the closing so that it does not occur too soon after the closing (i.e., skip the first April 25 or October 25 that occurs after the closing). PSNH will make this scheduling decision in consultation with its financial advisor, the State Treasurer and the rating agencies.

<F12> This limit will apply to the total RRB Charge as increased to take into account any RRBs issued pursuant to this Finance
Order.  See supra note 8.

<F13> PSNH and PSNH Funding LLC must observe these structural protections in connection with the Series 2001-1 RRB issuance and will be required to continue to do so upon the issuance of any RRBs under this Finance Order. If a new SPE is required to be the issuer of RRBs under this Finance Order, the new SPE will also be required to observe these structural protections.

<F14> The actual use of proceeds amount will be adjusted, as necessary, to reflect the final securitization amount. See supra notes 2 and 3.

<F15> See supra notes 2 and 3.

<F16> See supra 5 and accompanying text.

<F17> See supra note 5 and accompanying text.

<F18> See supra note 8 and accompanying text.

<F19> See supra notes 2 and 3.

<F20> See supra note 8 and accompanying text.

<F21> See supra note 4 and accompanying text.

<F22> See supra note 5 and accompanying text.

<F23> See supra note 10.

<F24> All numbers are for illustration purposes only.

<F25> Although taken from PSNH's actual May 1, 2000 filing with the Commission pursuant to Docket No. IR 90-218, all numbers are for illustration purposes only.

<F26> The "ROE Calculation" shall equal the lesser of (i) PSNH's actual ROE (as calculated above) and (ii) the 11.00% ROE allowed by the Commission in Docket No. DR 97-059.

<F27> All numbers are for illustration purposes only.


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